EXHIBIT 10.1

                             JOINT VENTURE AGREEMENT

                                   dated as of

                                October 12, 2004,

                                     between

                      SCIENTIFIC GAMES INTERNATIONAL, INC.,
                                  as SciGames,
                                       AND

                           ELECTRONIC GAME CARD, INC.,
                                     as EGC

                             JOINT VENTURE AGREEMENT

      THIS JOINT VENTURE AGREEMENT (this "Agreement") is made and entered into this 12th day of October, 2004, to be effective as of the date of the Closing (as defined in Article 2 below), by and among SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation ("SciGames"), and ELECTRONIC GAME CARD, INC., a Nevada corporation ("EGC").

                              W I T N E S S E T H:

      WHEREAS, EGC is in the business of developing and manufacturing electronic game cards, as are generally described in Exhibit A attached hereto and incorporated herein by this reference ("Electronic Game Cards"), for use in lottery and promotional industries worldwide; and

      WHEREAS, SciGames is in the business of printing, marketing and selling lottery and promotional scratch cards and associated products to customers worldwide; and WHEREAS, EGC has made that certain United States Patent Application No. 10/754,349 titled "Game Device" (the "Patent Application"); and

      WHEREAS, EGC and SciGames have entered into that certain Exclusive Marketing and Distribution Agreement, dated as of May 20, 2003 (the "Distribution Agreement"), pursuant to which EGC appointed SciGames as the exclusive distributor of Electronic Game Cards to the lottery industry worldwide; and

      WHEREAS, EGC heretofore granted to SciGames in the Distribution Agreement certain rights to purchase up to an aggregate of ten percent (10%) of its issued shares (the "Option"), which rights were amended and extended by the parties pursuant to that certain Amendment No. 1 and Letter of Intent, dated April 8, 2004 (as heretofore extended, the "Amendment"), which Option has expired, but, simultaneously with the execution by the Parties hereof, SciGames desires to subscribe to EGC for Two Million One Hundred Seventy-One Thousand Five Hundred Ninety-Five (2,171,595) shares of EGC's common stock at $0.50 per share (the "Subscribed Shares"); and

      WHEREAS, EGC and SciGames desire to terminate the Distribution Agreement and enter into a joint venture (the "Joint Venture"); and

      WHEREAS, EGC desires to manufacture and sell completed Electronic Game Cards to the Joint Venture and to grant to SciGames on behalf of the Joint Venture exclusive rights to distribute Electronic Game Cards to the lottery industry worldwide, and SciGames desires to provide distribution, marketing and promotional services worldwide for the Electronic Game Cards to the Joint Venture, in each case on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (individually, a "Party" and collectively, the "Parties") hereby agree as follows:

                                    ARTICLE 1
                               CONDUCT OF BUSINESS

      1.1 MANAGEMENT OF OPERATIONS; REPORTS.

            (a) The Parties hereby appoint EGC and SciGames as managers of the Joint Venture (the "Executive Managers"). The Executive Managers shall have the right, authority, power and discretion to control, direct, manage and administer the business and affairs of the Joint Venture and to do all things necessary or proper to carry on the business and purposes of the Joint Venture. Each of the Executive Managers may from time to time delegate the authority granted hereunder to manage the day-to-day operations of the Joint Venture to its employees or such other individuals of its choosing. Except as expressly set forth in this Agreement, the Executive Managers shall act on behalf of the Joint Venture only with the affirmative approval of both Executive Managers, without the need for any consent or approval of the other Parties, and any deadlocks in decisions to take such action shall be resolved in accordance with Section 9.13 hereof. Actions approved by both of the Executive Managers shall bind the Parties when taken within the scope of their authority and discretion granted hereunder.

            (b) Consistent with the powers granted in Section 1.1(a) above, the Executive Managers hereby delegate the authority to manage the sales and marketing activities of the Joint Venture to two sales managers (the "Sales Managers") who shall operate under the supervision of the Executive Managers. Each of SciGames and EGC shall have the right to appoint one (1) of the Sales Managers. Only the party entitled to appoint a Sales Manager shall be entitled to remove him or her, with or without cause, and to fill any vacancy created by the death, resignation or removal of such Sales Manager. The Sales Managers shall act on behalf of the Joint Venture only with the affirmative approval of both Sales Managers, and any deadlocks in decisions to take such action shall be resolved by the Executive Managers. Actions approved by both of the Sales Managers shall bind the Parties when taken within the scope of their authority and discretion granted in this paragraph (b) or by written resolution of the Executive Managers. The initial Sales Managers are hereby appointed as follows:
Charles Kline shall be the appointee of SciGames, and Daniel Kane shall be the appointee of EGC.

            (c) The Executive Managers shall prepare and distribute to the Parties on or before June 1st of each year an annual budget for the Joint Venture for the following year consisting of the period from July 1st through the succeeding June 30th (the "Annual Budget") which shall provide details, on a quarterly basis, of such income and expense items as are determined by agreement of the Executive Managers. The Parties acknowledge and agree that the Parties have heretofore prepared in writing and exchanged with each other the Annual Budget for the period from July 1, 2004 through June 30, 2005 for the Joint Venture. The Sales Managers shall prepare and distribute to the Parties a monthly report, promptly following the end no more than seven (7) days after the last day of each month, that summarizes in sufficient detail: (i) the sales and marketing activities undertaken on behalf of the Joint Venture during the previous month, the revenues from such activities and the profit thereupon; (ii) those activities projected to be undertaken on behalf of the Joint Venture during the ninety (90) day period commencing after the date of such report;
(iii) the costs of EGC for producing and delivering Electronic Games Cards during the previous month; (iv) the costs of SciGames for services and delivering Electronic Game Cards during the previous month; and (v) any other expenses of the Joint Venture during the previous month.

      1.2 GRANT OF EXCLUSIVE RIGHTS. Subject to the provisions of Article 4 hereof, EGC hereby grants to SciGames on behalf of the Joint Venture the exclusive, worldwide rights to promote, market, sell and otherwise distribute, in compliance with all applicable laws, Electronic Game Cards to all persons, entities and governmental bodies in connection with the conduct of legal national- or state-operated lotteries or similar games (the "Target Market"); provided that, unless otherwise agreed to by the Parties, the Target Market shall not include lotteries conducted by non-public or charitable entities; provided further that SciGames shall immediately disclose to EGC in writing if SciGames or any of its affiliates, directly or indirectly, sells or agrees to sell to any person or entity electronic game cards other than Electronic Game Cards for use in the Target Market, and if such a sale should be made or there should be an agreement to make such a sale, EGC shall have the right, upon thirty (30) days prior written notice to SciGames, to terminate this Agreement and the Joint Venture.

      1.3 MANUFACTURE OF ELECTRONIC GAME CARDS.

            (a) Throughout the term of this Agreement, EGC shall sell to the Joint Venture, and the Joint Venture shall purchase from EGC, all of the Joint Venture's requirements for Electronic Game Cards at a price approved by the Executive Managers not to exceed EGC's actual cost for producing and delivering each Electronic Game Card (including "Excess Cards," as such term is hereinafter defined). The elements of such pricing are set forth on Exhibit B attached hereto and incorporated herein by this reference. Except in the event modifications are made under paragraph (d) of this Section 1.3 to the version of Electronic Games Cards then distributed by the Joint Venture, EGC shall immediately notify SciGames of any increase anticipated by EGC in its actual cost for producing and delivering Electronic Game Cards.

            (b) SciGames shall place orders on behalf of the Joint Venture for Electronic Game Cards pursuant to separately numbered, written purchase orders in the form to be agreed upon by the parties to this Agreement, except as otherwise agreed by EGC and SciGames, which purchase orders shall include complete and accurate information with respect to the quantity of Electronic Game Cards ordered, the shipment date, the site of delivery (if other than as set forth in paragraph (f) of this Section 1.3) and such other terms and conditions of sale as are specified by SciGames and EGC therein.

            (c) Throughout the term of this Agreement, EGC, on behalf of the Joint Venture, with the full cooperation of SciGames and EGC and in consultation with the Executive Managers, shall, at its sole cost and expense, make all applicable decisions regarding the design and manufacture of Electronic Game Cards sold to the Joint Venture, in each case in accordance with the Specifications (as hereinafter defined) mutually agreed to by the Executive Managers for the respective purchase order of Electronic Game Cards and including, without limitation, hiring, retaining, managing, compensating, removing and negotiating contracts with consultants, engineers, software developers and manufacturers, and directing research and development efforts. Throughout the term of this Agreement, EGC shall be responsible at its sole cost and expense for carrying out the directives of the Executive Managers, on behalf of the Joint Venture, for the design and manufacture of Electronic Game Cards and for taking all actions necessary or proper to maintain the highest quality control standards for the design and manufacture of Electronic Game Cards. Notwithstanding the foregoing, EGC shall not be required to take any action pursuant to this paragraph to invalidate or incur any liability in relation to its current arrangements with suppliers.

            (d) The specifications for each separate purchase order for the manufacture, packaging and labeling of Electronic Game Cards shall be mutually agreed to by the Executive Managers and shall be set forth substantially in the form of the example of the set of specifications for the initial Electronic Game Cards being sold by the Joint Venture, which example set of specifications is set forth in Exhibit C attached hereto and incorporated herein by this reference, as the same may be amended in writing by EGC and SciGames from time to time (the "Specifications"). To the extent any change made by the Executive Managers to the Specifications modifies the version of the Electronic Game Cards then being distributed by the Joint Venture, the Executive Managers shall also mutually agree to adjust the terms upon which the Joint Venture will purchase and distribute such modified Electronic Game Cards, including, without limitation, any necessary or appropriate adjustments to delivery schedules, the cost to the Joint Venture of acquiring such modified units, and the price charged by the Joint Venture for such modified units. (e) EGC hereby covenants that (i) the Electronic Game Cards delivered to the Joint Venture in respect of each purchase order shall at all times conform to the Specifications of the Executive Managers for such purchase order and shall have been manufactured in accordance with all applicable international, federal, state and local laws, rules and regulations (excluding gaming or lottery laws, as to which EGC makes no representation or warranty), and (ii) EGC shall comply with all international, federal, state and local laws, rules and regulations applicable to the importing, transportation of and delivery of the Electronic Game Cards (excluding gambling, gaming or lottery laws, as to which EGC makes no representation, warranty, covenant or agreement whatsoever).

            (f) For each purchase order of Electronic Game Cards received by EGC, EGC shall ship to SciGames such number of Electronic Game Cards equal to one hundred and five percent (105%) of the number of such Electronic Game Cards set forth in the applicable purchase order against payment therefor in accordance with the applicable purchase order, with such five percent (5%) overrun (the "Excess Cards") to be held by SciGames on behalf of the Joint Venture for use in testing and replacement (pursuant to paragraphs (g) and (h) of this Section 1.3) of Electronic Games Cards or for such other purposes as are mutually determined by the Executive Managers. EGC shall ship Electronic Game Cards ordered hereunder to the address of SciGames set forth in Section 9.1 hereof, or to such other address as SciGames shall direct in its purchase order. EGC, on behalf of and at the cost and expense of the Joint Venture, shall at all times maintain insurance with a financially sound and reputable insurer on such Electronic Game Cards while in transit, with any proceeds from such insurance payable solely to the Joint Venture. Title to the Electronic Game Cards shipped by EGC shall pass to SciGames (on behalf of the Joint Venture) upon delivery to SciGames' designated location.

            (g) Promptly following delivery to SciGames, SciGames shall notify EGC in writing of any Electronic Game Card which does not conform to the Specifications or which contains obvious defects. For any Electronic Game Cards sold to the Joint Venture hereunder which do not conform to the Specifications and for which proper notice has been given in accordance with this paragraph
(g), EGC shall accept such Electronic Game Cards for return and replacement or credit, at the sole election of SciGames, at the applicable invoiced cost and pay the reasonable expenses associated therewith, including, without limitation, any freight and shipping charges; provided that any such replacement of Electronic Game Cards shall first be satisfied out of and to the extent of any Excess Cards delivered pursuant to paragraph (f) of this Section 1.3 that are of the same version as and conform to the same Specifications applicable to those to be replaced. In addition to conforming to the Specifications, the aggregate number of Electronic Game Cards distributed to any one customer of the Joint Venture shall at no time experience a failure rate greater than two and one-half percent (2.5%) (in either case, a "Batch Failure").

            (h) In the event that following delivery to a customer of the Joint Venture or SciGames, any Electronic Game Card is subject to a recall or rejection as a result of a failure of the Electronic Game Card to conform to the Specifications or as a result of a Batch Failure, EGC agrees to reimburse the Joint Venture or SciGames, as the case may be, for the applicable invoiced cost of, and to pay reasonable freight and shipping charges associated with, the recall or replacement, as applicable, of any such Electronic Game Cards; provided, that any replacement of Electronic Game Cards permitted under such recall or rejection shall first be satisfied out of and to the extent of any unused Excess Cards delivered pursuant to paragraph (f) of this Section 1.3 that are of the same version as and conform to the same Specifications applicable to those to be replaced; provided further, that EGC shall be entitled to seek recovery through insurance which it shall seek to obtain; provided still further, that EGC, at its sole cost and expense, shall be responsible for performing all acts that are required to be performed or completed under applicable law in respect of any such recall and shall conduct the recall in compliance with all applicable laws, with the reasonable cooperation of SciGames; and provided still further, that EGC shall not be required to pay liquidated damages under any sales agreement for Electronic Game Cards made on behalf of the Joint Venture unless SciGames (as the contracting party on behalf of the Joint Venture) or the Joint Venture is required to pay such liquidated damages thereunder, and in no event shall EGC's liabilities or obligations in this regard be greater than those incurred by SciGames (as the contracting party on behalf of the Joint Venture) or the Joint Venture in respect of the contract with the customer except as otherwise expressly set forth in this Agreement. Each Party shall promptly notify the others of any recall or rejection of the Electronic Game Cards for any reason whatsoever of which it is aware. Such notice shall identify the reason for the recall or rejection and all relevant details thereof.

            (i) Upon the reasonable advance request of SciGames, EGC shall cause any manufacturer of the Electronic Game Cards to permit a representative of SciGames to inspect the facilities where the Electronic Game Cards are manufactured and observe the manufacturing process. SciGames shall comply with the provisions of Section 9.2 hereof during any such inspection.

            (j) The Joint Venture shall be responsible for the capital investment required to purchase, rent, or outsource, as may be deemed most prudent by the Executive Managers, the equipment used for printing the barcode on the paper stock which will be affixed to the back of Electronic Game Cards. The cost of obtaining such equipment shall be included in the first Annual Budget. Any purchase, rent or outsourcing of such equipment shall be on terms mutually satisfactory to the Executive Managers (including, without limitation, arrangements as to title to the equipment and arrangements for disposition of the equipment upon lapse or termination of this Agreement) and such equipment shall be used only for the business of the Joint Venture, unless the Executive Managers otherwise agree in writing and the Joint Venture is reasonably compensated for such use.

      1.4 MARKETING AND DISTRIBUTION OF ELECTRONIC GAME CARDS. Throughout the term of this Agreement, SciGames, with the full cooperation of EGC and in consultation with the Sales Managers, shall, at its sole cost and expense, use its commercially reasonable best efforts to provide the following services to the Joint Venture (the "Services"):

            (a) developing marketing materials and presentations for introducing Electronic Game Cards to the Target Market;

            (b) designing and executing marketing and sales plans (including, without limitation, making sales calls) and press releases regarding Electronic Game Cards;

            (c) contracting with customers of the Joint Venture within the Target Market for the purchase of Electronic Game Cards;

            (d) quality control testing of Electronic Game Cards;

            (e) arranging for delivery of Electronic Game Cards from SciGames' facilities to the Target Market;

            (f) prize structure development for customer gaming programs;

            (g) arranging for the printing of custom labels and faceplates for Electronic Game Cards, including barcoding , and branding Electronic Game Cards with the name and marks of EGC or the customers of the Joint Venture as determined by the Sales Managers; provided that such use of the name or marks of EGC shall be approved in advance by EGC, with such approval not to be unreasonably withheld;

            (h) assembly/labeling of Electronic Games Cards;

            (i) responding to requests for proposals issued by potential customers of the Joint Venture and providing any performance bonds required thereby;

            (j) obtaining any and all permits or other approvals necessary or appropriate to market and distribute Electronic Game Cards to the Target Market; and

            (k) certain administrative services incidental to the foregoing.

Notwithstanding anything in this Section 1.4 to the contrary: (i) any sale of Electronic Game Cards made on behalf of the Joint Venture, and any agreements entered into on behalf of the Joint Venture to do the same, shall be approved by the Executive Managers, with such approval not to be unreasonably withheld by either Executive Manager; and (ii) the cost of the Services borne by SciGames shall not include any actual out-of-pocket costs charged by third parties to SciGames to the extent that the same are covered by the Annual Budget for the relevant period, all of which costs shall be promptly reimbursed by the Joint Venture to SciGames in accordance with the applicable Annual Budget. By way of example only, and not of limitation, actual out-of-pocket costs of SciGames to be reimbursed by the Joint Venture shall include: fees paid for bid bonds, litigation bonds, fidelity bonds and performance bonds obtained by SciGames on behalf of the Joint Venture; printing charges for labels to be affixed to Electronic Game Cards; fees paid to third parties for quality control testing of Electronic Game Cards; charges for advertising services performed by third parties; and physical delivery of Electronic Game Cards to customers of the Joint Venture. At the request of the Executive Managers, SciGames may provide additional services to the Joint Venture from time to time other than the Services, and the Joint Venture shall compensate SciGames for such additional services at a price agreed to in advance by the Executive Managers.

      1.5 PROTECTION OF INTELLECTUAL PROPERTY. EGC hereby agrees to use its commercially reasonable best efforts to take any and all actions necessary at its sole cost to diligently: (a) protect and maintain all intellectual property, both domestic and foreign, including patent, trademark, trade name, service mark, copyright, trade secret, licenses and other rights, and their foreign equivalents, related to the Electronic Game Cards, including, without limitation, the Patent Application and the "Other Patent Applications," as that term is hereinafter defined (collectively, the "Intellectual Property"); and (b) prosecute, pursue to issue and maintain after issue the Patent Application, the Other Patent Applications and any and all patents claiming benefit to any of the foregoing. EGC hereby agrees that SciGames shall be entitled, but is under no obligation, to pay for the account of EGC any and all prosecution and maintenance fees and other expenses associated with the protection and maintenance of the Intellectual Property.

      1.6 TERMINATION OF DISTRIBUTION AGREEMENT AND AMENDMENT. The Parties shall mutually terminate the Distribution Agreement in its entirety effective as of the date of the Closing, without penalty or any payment to any Party in respect of such mutual termination, with all rights thereunder revoked and cancelled in their entirety and of no further force or effect from and after the Closing.

      1.7 BUSINESS CONTACTS. To facilitate the conduct of business by the Joint Venture, each of EGC and SciGames, in their respective roles as Parties and as Executive Managers, shall from time to time appoint an individual representative as its contact for all matters regarding the Joint Venture, and each such Party hereby appoint the following as their respective initial representatives:

                     EGC:              John Bentley

                     SciGames:         Steven M. Saferin

                                    ARTICLE 2
                  CLOSING; SUBSCRIPTION; CONTRIBUTION OF FUNDS

            (a) Upon the terms and subject to the conditions contained herein, the closing of the transactions contemplated by this Agreement and the exhibits and attachments hereto (the "Closing") shall take place at 10:00 a.m. (Eastern
Time) on October 15, 2004, or such later date that EGC and SciGames shall mutually agree upon.

            (b) Contemporaneously with the execution of this Agreement by the Parties, SciGames subscribes for the Subscribed Shares pursuant to and on the terms and subject to the conditions set forth in that certain Subscription Agreement, attached hereto as Exhibit D and incorporated herein by this reference (the "Subscription Agreement"). Unless the Subscription Agreement is earlier withdrawn and revoked by SciGames, (i) all of the transaction contemplated by the Subscription Agreement, including, without limitation, the acceptance by EGC of the Subscription Agreement, shall be consummated at the Closing and (ii) the Parties shall execute at Closing the Registration Rights Agreement attached to the Subscription Agreement. In the event that the Subscription Agreement is withdrawn and revoked by SciGames prior to the Closing, or in the event SciGames does not deliver the Investment (as that term is defined in the Subscription Agreement) to EGC at the Closing in accordance with the Subscription Agreement, then this Agreement shall be null and void ab initio notwithstanding anything to contrary in this Agreement.

            (c) At Closing, EGC shall deposit the sum of One Million Dollars ($1,000,000), in immediately available funds, into a bank account established by the Parties for use by the Parties solely in the conduct of the Joint Venture in accordance with this Agreement. The Parties hereby authorize either of EGC and SciGames to withdraw monies from time to time from such account on behalf of the Joint Venture with the affirmative approval of both of the Executive Managers. At any time, and from time to time, the Executive Managers may direct the Parties to make additional contributions into the Joint Venture's bank account (each, an "Additional Contribution") in such amounts as are provided in the Annual Budget for the then-current budget period, or to meet the Joint Venture's obligations as they come due, or in the event that the Joint Venture requires additional funds to continue to conduct its business in the ordinary course, or to pursue other objectives mutually agreed to by the Executive Managers.

            (d) In the event that either of the Parties fails to contribute its Additional Contribution, then EGC, in the event such failure is by SciGames, or SciGames, in the event such failure is by EGC, may elect to contribute to the Joint Venture the Additional Contribution of the other Party which amount shall have the priority of return to the contributing Party as described in Article 3; provided, however, that the party which has not failed to contribute the Additional Contribution may, in lieu of contributing such underpayment, terminate this Agreement; and provided further, that in the event such failure is by EGC then, at the sole election of SciGames, the parties shall enter into good faith negotiations for a license for SciGames to use such items of the Intellectual Property in the Target Market, on such terms, including, without limitation, territorial scope, exclusivity or non-exclusivity, guaranty and up-front payment, royalty rate, performance criteria, quality control, maintenance of intellectual property and term, as may be mutually agreeable to SciGames and EGC.

                                    ARTICLE 3
                                 DISTRIBUTIONS

      The amount of (a) all receipts of the Joint Venture, calculated on a cash basis, from the conduct of its business less (b) all cash expenditures of any kind made in accordance with this Agreement and the applicable Annual Budget in conducting the Joint Venture, including, without limitation, such sums as are deemed reasonably necessary by the vote of the Executive Managers as a reserve to be retained for the conduct of the Joint Venture's business, shall be distributed as and when determined by the mutual agreement of the Executive Managers, but not less frequently than quarterly, as follows: (i) fifty percent (50%) to SciGames; and (ii) fifty percent (50%) to EGC; provided however, that either Party shall be paid a preferential return of any Additional Contribution paid by it on behalf of the other Party, which preferential return shall bear interest at the rate of six percent (6%) per annum and shall be paid before any other distributions to the Parties. Each of the Parties shall be responsible for paying and filing all returns in respect of all federal, state, local and other taxes on its respective share of the monies distributed pursuant to this Article 3.

                                    ARTICLE 4
                                   EXCLUSIVITY

      Notwithstanding any provision of this Agreement to the contrary:

            (a) EGC hereby agrees that, throughout the term of this Agreement, neither EGC nor any of its subsidiaries or affiliates will promote, market, sell or otherwise distribute Electronic Game Cards to any person, entity or governmental body anywhere in the world within the Target Market other than to the Joint Venture or SciGames on behalf of the Joint Venture;

            (b) EGC has and shall have the right to promote, market, sell or otherwise distribute Electronic Game Cards outside of the Target Market;

            (c) each of SciGames and EGC reserves the right to directly or indirectly promote, market, sell or otherwise provide services in connection with any products other than Electronic Game Cards worldwide within or without the Target Market without any accounting to the Joint Venture, and neither SciGames, on the one hand, nor EGC, on the other hand, shall have any right whatsoever to the proceeds received by the other in the conduct of any such services.

                                    ARTICLE 5
                                   TERMINATION

      5.1 INITIAL TERM. The initial term of this Agreement shall be for five (5) years, commencing on the Effective Date and expiring on the fifth-year anniversary of such date, with automatic renewals thereafter for successive one-year terms until terminated by either party hereto with written notice to the other party given at least ninety (90) days prior to the end of the then current term, such termination to be effective on the last day of such then current term.

      5.2 TERMINATION BY EITHER PARTY. Notwithstanding any provision of this Agreement to the contrary, EGC or SciGames may at any time terminate this Agreement effective immediately in the event that: (a) the other Party breaches a material term of this Agreement (which shall include, without limitation, such other Party's failure to take an action at the Closing that it is required to take pursuant to Article 2 above) and fails to cure such breach within thirty
(30) days after receipt of written notice from the Party requesting such breach to be cured; (b) the other Party shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator, (ii) admit in writing an inability to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, or (iv) file a voluntary petition or have filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws or to file an answer admitting the general obligations of an insolvency petition; or (c) the other Party shall have been prevented from exercising normal managerial control over all or any substantial part of its property by any person or agent or by reason of the entry of any order, judgment or decree by any court or governmental agency of competent jurisdiction approving a petition seeking the reorganization of such Party, or appointment of a receiver, trustee, liquidator or the like over such Party or a substantial part of its assets.

      5.3 OTHER TERMINATION RIGHTS.

            (a) Notwithstanding any provision of this Agreement to the contrary, SciGames may terminate this Agreement immediately with notice to EGC in the event that the Patent Application or any of the Other Patent Applications is withdrawn or canceled by EGC or rejected in a final action of the applicable national patent office at any time.

            (b) Either party may terminate this Agreement pursuant to Section 2(b) hereof.

            (c) EGC may terminate this Agreement upon notice to SciGames (i) pursuant to Section 1.2 hereof or (ii) if SciGames shall assert or cause the assertion of any interest in the Patent Application (or the patent to which it relates) or other Intellectual Property (other than through this Agreement) or infringe or cause infringement upon the same, or shall oppose or cause the opposition of the approval of the Patent Application and issuance of a patent pursuant thereto.

      5.4 CONTINUATION OF PAYMENT OBLIGATIONS. Neither the expiration nor the termination of this Agreement, for any reason, shall release the Joint Venture from obligations to make distributions of funds pursuant to this Agreement or either Party from any obligation under this Agreement to pay any sum then owing to the other Party or the Joint Venture to pay any sum then owing to the other Party or which will be owed upon completion of delivery under outstanding purchase orders, provided that the Joint Venture shall be permitted to set-off amounts owed to either Party against amounts owed by such Party.

      5.5 SELL-OFF OF INVENTORY. Upon termination of this Agreement for whatever reason, SciGames shall have the right and license to market and sell in the Target Market Electronic Game Cards already purchased by SciGames on behalf of the Joint Venture in an orderly fashion consistent with the Joint Venture's then-current sales practices (including, without limitation, pricing) for a reasonable period of time not to exceed six (6) months provided that SciGames shall take no action which would materially impair the value of the Intellectual Property or the Electronic Game Cards.

      5.6 WINDING DOWN OF JOINT VENTURE. Within thirty (30) days of the termination of the Joint Venture, all equipment and replacement parts acquired pursuant to any Annual Budget shall be disposed of for the equal benefit of the Parties and all funds on deposit in the bank account of the Joint Venture or otherwise held for the benefit of the Joint Venture (less the payment of expenses of the Joint Venture incurred in accordance with this Agreement and such reserves as the Executive Managers shall mutually agree to retain) shall be distributed to the Parties in accordance with Article 3 hereof. All records pertaining to the Joint Venture and its operations shall be maintained by whichever party then has possession of the same for a period of at least three years, and such Party shall permit the other Party to have access to such records, and to make copies of the same, during reasonable business hours on reasonable notice without undue disruption of the Party's business, during such time period, and no Party will dispose of any such records without first giving notice of its intention to do so to the other Party and offering to turn such records over to the other Party, shipment to be at the other Party's expense.

                                    ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF EGC ENTITIES

      To induce SciGames to enter into this Agreement and to consummate the transactions contemplated hereby, EGC hereby represents and warrants to SciGames as of the date hereof and as of the date of the Closing as follows and acknowledges that SciGames is relying upon the following representations and warranties in connection with its entering into this Agreement:

      6.1 ORGANIZATION. EGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. EGC has all power and authority to enter into and perform its obligations under this Agreement.

      6.2 AUTHORIZATION. This Agreement has been duly authorized by all necessary action on the part of EGC and does not require notice to or the consent or approval of any equity interest held in EGC, any trustee or holder of any indebtedness, or any other individual or entity.

      6.3 EXECUTION. This Agreement has been duly executed and delivered by EGC and constitutes the legal, valid and binding obligation of EGC enforceable against it in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally; and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

      6.4 NO VIOLATION. Neither the execution, delivery or performance by EGC of this Agreement, nor the consummation by EGC of the transactions contemplated hereby, nor the compliance by EGC with the provisions hereof, will conflict with or violate its governing documents or any applicable law binding it, nor will result in the breach of, a default under, or the creation of any right of any party to accelerate, terminate or cancel any provision of any indenture, mortgage, permit, contract, lease or other instrument to which such entity is a party or by which it or any of its property is bound.

      6.5 LITIGATION; PERMITS. There is no charge, complaint, action, order, writ, injunction, judgment, decree, claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending or, to its knowledge, threatened against EGC before any court, arbitrator or administrative or governmental body. EGC has all licenses, permits, authorizations and approvals, each of which is currently valid and in full force and effect, necessary to carry on its respective business as currently conducted.

      6.6 INTELLECTUAL PROPERTY; NO INFRINGEMENT. EGC has filed the Patent Application, and has obtained assignments of the following additional patent applications (the "Other Patent Applications"):

International Patent Application Serial No. PCT/GB2002/03053 (the "International Patent Application")

European Patent Application Number 02745568.2 (the "European Patent
Application")

Japanese Patent Application Number 2003-513658 (the "Japanese Patent Application"); and

British Patent Application Number 0328153.2 (the "British Patent Application").

EGC has heretofore delivered to SciGames true, correct and complete copies of such assignments of the Other Patent Applications and the official filing receipts therefor obtained from the applicable national patent offices. EGC has registered such assignment of the British Patent Application Number, and has taken all steps necessary to register such assignments of the remaining Other Patent Applications with applicable authorities under applicable law, except for the International Patent Application. The International Patent Application is the patent from which the Patent Application, the European Patent Application and the Japanese Patent Application derived, and the International Patent Application terminated upon their register with the applicable authorities. EGC owns the Intellectual Property free and clear of any and all liens, claims and encumbrances. EGC does not have actual notice that any of its items of Intellectual Property infringes or has infringed upon or unlawfully or wrongfully uses or used any other patent, trademark, trade name, service mark, copyright, license or other intellectual property owned or claimed by another person, and has not received any notice of any other claim or proceeding with respect to any Intellectual Property. No other person or entity owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

                                    ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF SCIGAMES

      To induce EGC to enter into this Agreement and to consummate the transactions contemplated hereby, SciGames hereby represents and warrants to EGC as of the date hereof and as of the date of the Closing as follows and acknowledges that EGC is relying upon the following representations and warranties in connection with its entering into this Agreement:

      7.1 ORGANIZATION. SciGames is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. SciGames has all corporate power and authority to enter into and perform its obligations under this Agreement.

      7.2 AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of SciGames and does not require notice to or the consent or approval of any stockholders of SciGames, any trustee or holder of any indebtedness or any other individual or entity, except such as have been duly given or obtained.

      7.3 EXECUTION. This Agreement has been duly executed and delivered by SciGames and constitutes the legal, valid and binding obligation of SciGames enforceable against SciGames in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally; and
(b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

      7.4 NO VIOLATION. Neither the execution, delivery or performance by SciGames of this Agreement, nor the consummation by SciGames of the transactions contemplated hereby, nor compliance by SciGames with the provisions hereof, will conflict with or violate the governing documents of SciGames or any applicable law binding SciGames, nor will result in the breach of, a default under, or the creation of any right of any party to accelerate, terminate or cancel any provision of any indenture, mortgage, permit, contract, lease or other instrument to which SciGames is a party or by which it or any of its property is bound.

      7.5 LITIGATION; PERMITS. There is no charge, complaint, action, order, writ, injunction, judgment, decree, claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation pending or, to its knowledge, threatened against SciGames before any court, arbitrator or administrative or governmental body and which, if decided adversely to the interests of SciGames, would have an adverse effect upon the ability of SciGames to perform its obligations under this Agreement. SciGames has all licenses, permits, authorizations and approvals, each of which is currently valid and in full force and effect, necessary to carry on its business as currently conducted.

                                    ARTICLE 8
                                 INDEMNIFICATION

      8.1 INDEMNIFICATION BY EGC. EGC shall indemnify, promptly defend and hold harmless SciGames, and its affiliates, directors, officers, employees, agents and representatives, from and against any and all claims, costs, expenses (including costs of investigation, attorneys' fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature relating to, resulting from or arising out of: (i) any material breach of any representation or warranty made by EGC contained in this Agreement; (ii) any material breach of any covenant or agreement of EGC contained in this Agreement, including, without limitation, Sections 1.3 (g) and
(h) hereof and any failure by EGC to take action at the Closing that it is required to take pursuant to Article 2 above hereof; (iii) except to the extent replaced in accordance with paragraphs (g) and (h) of Section 1.3 above, the failure of any Electronic Game Card as a result of any manufacturing defect as a result of a failure to conform to the Specifications or a Batch Failure, including, without limitation, any damages and losses from any recall thereof, whether voluntarily or involuntarily, and any liquidated damages paid to customers of SciGames or the Joint Venture as a result of such failure, provided that EGC shall not be required to pay liquidated damages under any sales agreement for Electronic Game Cards made on behalf of the Joint Venture unless SciGames (as the contracting party on behalf of the Joint Venture) or the Joint Venture is required to pay such liquidated damages thereunder, and in no event shall EGC's liabilities or obligations in this regard be greater than those incurred by SciGames (as the contracting party on behalf of the Joint Venture) or the Joint Venture in respect of the contract with the customer except as otherwise expressly set forth in this Agreement; (iv) any claim that the Intellectual Property infringes on the rights of a third party; and (v) any fraud, willful misconduct or bad faith of EGC in connection with the transactions contemplated by this Agreement.

      8.2 INDEMNIFICATION BY SCIGAMES. SciGames shall indemnify, promptly defend and hold harmless EGC and its affiliates, directors, officers, employees, agents and representatives, from and against any and all claims, costs, expenses (including costs of investigation, attorneys' fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature relating to, resulting from or arising out of: (i) any material breach of any representation or warranty made by SciGames contained in this Agreement; (ii) any material breach of any covenant or agreement of SciGames contained in this Agreement, including, without limitation, SciGames' failure to take an action at the Closing that it is required to take pursuant to
Article 2 hereof; (iii) an error by SciGames or any person or entity authorized to act on its behalf in creating the game file for the prize structure associated with Electronic Game Cards delivered to customers; (iv) an error by SciGames or any person or entity authorized to act on its behalf in creating the data contained in the barcode applied by SciGames to Electronic Game Cards delivered to customers; (v) any negligence by SciGames or any person or entity authorized to act on its behalf in encoding the price mix of Electronic Game Cards; and (vi) any fraud, willful misconduct or bad faith of SciGames in connection with the transactions contemplated by this Agreement.

      8.3 CLAIM FOR INDEMNIFICATION. In the event a Party entitled to indemnification under this Article 8 (an "Indemnified Party") claims a right to payment from any of the other Parties (each, an "Indemnifying Party") pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Article
8. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, EXCEPT FOR DAMAGES RESULTING FROM UNAUTHORIZED USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION, UNDER NO CIRCUMSTANCES SHALL EGC OR SCIGAMES BE LIABLE TO EACH OTHER OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 Notices. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and
(i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed or (iv) telexed or telecopied, with receipt confirmed, addressed as follows:

                  If to SciGames, to:

                           Scientific Games International, Inc.
                           1500 Bluegrass Lakes Parkway
                           Alpharetta, Georgia 30004
                           Attention: Steven M. Saferin, Senior Vice President
                           Fax: (678) 297-5118

                        If to an EGC Entity, c/o:

                           Electronic Game Card, Inc.
                           712 Fifth Avenue, 19th Floor
                           New York, New York 10019-4108
                           Attn: John Bentley
                           Fax: (212) 581-1922

or such other persons or addresses as shall be furnished in writing by any Party to the other Parties. A Notice shall be deemed to have been given (w) as of the date when personally delivered, (x) four (4) days after deposited with the United States Postal Service, postage prepaid, properly addressed, (y) the next day when delivered during business hours to said overnight delivery service properly addressed or (z) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient. In each case where notice is provided by telex or telecopy, in order for Notice to be properly given, the Party providing such Notice shall also send notice by first class mail, postage prepaid, by a nationally recognized overnight carrier or by personal delivery. All Notices shall specifically state: the provision (or provisions) of this Agreement with respect to which such Notice is given and the relevant time period, if any, in which the Party given such Notice must respond.

      9.2 Confidential Information. Each of the Parties hereto acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, it (the "Receiving Party") has been furnished with and will be furnished with proprietary and confidential data or information and trade secrets of the other Parties and their respective affiliates (the "Disclosing Parties") which is of tangible or intangible value to the Disclosing Parties and is not generally known by or available to the competitors of the Disclosing Parties. Therefore, each Receiving Party shall regard and treat each item of such confidential data or information and each trade secret as strictly confidential and wholly owned by the Disclosing Parties and that it will not use, distribute, disclose, reproduce or otherwise communicate any such item of confidential data or information or trade secret to any individual or entity for any purpose other than in furtherance of the transactions contemplated by this Agreement. Information that is generally known in respective industries of the Disclosing Parties or has been disclosed to the Receiving Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. In the event that the Parties fail to consummate the transactions contemplated by this Agreement or this Agreement is terminated, the Receiving Party agrees to promptly return to the Disclosing Parties all materials (and all copies thereof) that have been furnished to the Receiving Party in connection with such transactions, including without limitation all documents, reports, contracts, customer lists, accounts, records, tax returns, data, plans, processes and trade secrets. The Receiving Party hereby acknowledges that its covenants contained in this Section 9.2 are special, unique and of extraordinary character and that any violation of such covenants will cause the Disclosing Parties immediate and irreparable harm that monetary damages cannot adequately remedy, and the Receiving Party agrees that, upon any actual or impending violation of any such covenant, the Disclosing Parties shall be entitled to equitable relief, including injunctive relief and specific performance, without bond or proof of damages and in addition to any other remedies that such parties may have at law or in equity. The covenants in this
Section 9.2 shall expressly supersede that certain Confidentiality/Nondisclosure Agreement, dated April 10, 2003, among the Parties, which is hereby terminated in its entirety and of no further force or effect.

      Notwithstanding any provision in this Section 9.2 to the contrary, the parties (and their respective representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment or tax structure. Furthermore, each of the parties hereby acknowledges and agrees that it does not know or have reason to know that the use or disclosure of information relating to the tax treatment or tax structure with respect to the transactions contemplated by this Agreement is limited in any other manner for the benefit of any other person.

      SciGames acknowledges and agrees that neither SciGames nor any parent or other affiliate of SciGames has any ownership interest in the Intellectual Property, and covenants and agrees that SciGames shall not assert or cause the assertion of any interest in the Patent Application or the Other Patent Applications (or the patents to which they relate) or other Intellectual Property other than through this Agreement or infringe or cause the infringement upon the same, or shall oppose or cause the opposition of the approval of the Patent Application or Other Patent Applications and issuance of patents pursuant thereto.

      9.3 Amendments and Waivers.

            (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

            (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.4 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

      9.5 Expenses. The Parties hereto shall be responsible for their own respective costs and expenses, including fees and expenses of their counsel, in connection with the preparation and negotiation of this Agreement.

      9.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

      9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

      9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      9.9 Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party. No provision of this Agreement is intended to confer upon any person other than the Parties any rights or remedies hereunder.

      9.10 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

      9.11 Cumulative Remedies. All rights and remedies of each Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      9.12 Interpretation. This Agreement shall not be construed more strongly against any Party regardless of which Party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by each of the Parties.

      9.13 Resolution of Conflicts; Arbitration.

            (a) In the event that any dispute arises between the Parties concerning the interpretation or performance of this Agreement, the objecting party shall serve upon the non-objecting parties written notice of its objection. Each of the Parties shall attempt in good faith to resolve such dispute within thirty (30) days after receipt by the non-objecting party of such written notice. If the Parties should successfully resolve their dispute, a memorandum setting forth such agreement shall be prepared and signed by such Parties.

            (b) If no such agreement can be reached after a good faith negotiation during the thirty (30) day period provided in subparagraph (a) above, then either the objecting party or any of the non-objecting parties may, by written notice to the other, demand arbitration of the matter. Any such arbitration shall be administered by the American Arbitration Association (the "AAA"). The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the AAA in effect at the time of the arbitration, except as they may be modified by agreement of the Parties. The sole arbitrator shall be selected by the AAA and shall be experienced in commercial transactions and arrangements similar to those comprising the subject matter of the arbitration. The decision of the sole arbitrator shall be final, binding and conclusive upon the Parties. This agreement to arbitrate and any order or judgment rendered by the sole arbitrator pursuant hereto shall be specifically enforceable in any court of competent jurisdiction. Jurisdiction of such sole arbitrator shall be exclusive as to any dispute arising hereunder. The arbitration shall be conducted in New York, New York. The counsel fees, witness costs and expenses, and all other costs and expenses incurred, directly or indirectly, by the Parties in connection with said arbitration shall be divided between the Parties pro rata in accordance with the extent to which they have prevailed on their claims, unless the sole arbitrator for good cause determines otherwise in his or her order. The Parties agree to cooperate in the timely conduct of any such arbitration proceedings.

            (c) The terms of this Section 9.13 shall not apply to any claim for indemnification pursuant to Article 8 hereof, and such claims shall be resolved in accordance with the terms of said Article 8.

      9.14 Co-Venturers Only. It is expressly understood and agreed that the relationship between the Parties in connection with this Agreement, and the transactions and documents contemplated hereby, is as co-venturers solely for the purpose of conducting the business of the Joint Venture in accordance with this Agreement, and that neither SciGames, on the one hand, nor EGC, on the other hand, nor their respective employees, agents or representatives, are the servants, agents, employees or representatives of the other. No Party shall be responsible for the payment of any taxes, benefits, workers' compensation or unemployment compensation to the other Parties or their respective employees, officers, directors, manager, agents or representatives.

      9.15 Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions, agreements or documents contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      9.16 Compliance With Gaming Laws. EGC hereby specifically acknowledges that SciGames is subject to the gaming and licensing requirements of various jurisdictions and is obliged to take reasonable efforts to determine the suitability of its business associates. EGC therefore agrees to cooperate fully with SciGames in providing SciGames with any information, of whatever nature, that SciGames deems necessary or appropriate in assuring itself that EGC possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming industry, and EGC hereby specifically represents that there is nothing in its background, history, or reputation that would be deemed unsuitable under standards applicable to the gaming industry. If, during the term of this Agreement, SciGames is notified in writing by any regulatory agency that the conduct of business with EGC will jeopardize SciGames' gaming license or its ability to be so licensed, or if SciGames reasonably concludes that any such entity fails to meet the above criteria, then SciGames shall be entitled to terminate this Agreement in its entirety upon written notice.

      9.17 Further Assurances. Upon the reasonable request of any Party, each Party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

      9.18 Survival Upon Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Sections 2(b), 5.4, 5.5 and 5.6 of this Agreement, Article 8 and this Article 9 shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, each of the Parties has caused it duly authorized representative to execute this Agreement as of the day and year first above written.

                                  "SciGames"

                                  SCIENTIFIC GAMES INTERNATIONAL, INC.

                                  By: /s/ Steven M. Saferin
                                      Steven M. Saferin, Senior Vice President

                                  "EGC"

                                  ELECTRONIC GAME CARD, INC.

                                  By: /s/ John Bentley
                                      John Bentley, President